                                 ATTACHMENT C



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of The Travelers Fund ULII for Variable Life Insurance (the "Trust") on form S-6 (File No. 33-63927) of our report dated February 7, 1997, on our audit of the financial statements of the Trust, which report is included in the Trust's Annual Report for the period August 8, 1996 (date operations commenced) to December 31, 1996 which is included in this Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm as experts in accounting and auditing under the caption "Independent Accountants".


COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
April 23, 1997